EXHIBIT 11.1
COMPUTATION OF EARNINGS PER SHARE

(in thousands, except per share amounts)

                                          Three Months           Nine Months
                                             Ended                  Ended
                                         September 30,          September 30,
                                      --------------------   -------------------
                                        1998        1997        1998       1997
                                        ----        ----        ----       ----

Net income (loss)                     $   (544)   $  7,330   $ 12,758   $ 18,508
                                      --------    --------   --------   --------

Weighted average common shares
  outstanding during the period         17,070      16,862     17,031     16,782
                                      --------    --------   --------   --------

Net income (loss) per share - basic   $  (0.03)   $   0.43   $   0.75   $   1.10
                                      ========    ========   ========   ========


Weighted average common shares
  outstanding during the period         17,070      16,862     17,031     16,782

Incremental number of shares
 from assumed exercise of
 stock options (1)                        --           396        320        377
                                      --------    --------   --------   --------
                                        17,070      17,258     17,351     17,159
Net income (loss) per
 share - diluted                      $  (0.03)   $   0.42   $   0.74   $   1.08
                                      ========    ========   ========   ========

(1) In loss periods, stock options are antidilutive and therefore are excluded from earnings per share calculations.